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                                                                       EXHIBIT 8





September 22, 1997





Board of Directors
City Bank and Trust of Shreveport
6025 Line Avenue
Shreveport, Louisiana  71106

Gentlemen:

         You have requested our opinion as to certain federal income tax consequences resulting from the merger ("Merger") of a Louisiana bank ("Interim Bank") formed by First United Bancshares, Inc., an Arkansas corporation ("Bancshares"), with and into City Bank and Trust of Shreveport, a bank chartered under the laws of Louisiana ("Bank" or "Surviving Bank") as set forth and more fully described in the Agreement and Plan of Reorganization ("Agreement") by and between Bancshares and Bank dated June 18, 1997, including the appendices attached thereto.

         We have acted as special counsel to Bank with respect to the Merger. In this capacity, we have examined the Agreement and the securities registration statement on Form S-4 (the "Registration Statement") pursuant to which Bancshares is issuing additional shares of its common stock, $1.00 par value per share, to the shareholders of Bank ("Bank Shareholders") and optionholders of Bank ("Bank Optionholders"). All capitalized terms used herein shall, except where the context indicates otherwise, be deemed to have the meanings assigned to such terms in the Registration Statement and the Agreement.

         In reaching our opinion, we have relied on certain representations made by the management of Bancshares, Interim Bank and Bank including the representations, warranties and covenants in the Agreement and have examined such documents, records and other instruments as we have deemed necessary or appropriate, including, without limitation, the Registration Statement and the Agreement. We have assumed that Bank and Bancshares have been previously and will be in the future maintained and operated in conformance with the laws of the applicable states and the United States and the terms of the aforementioned documents.

         Bancshares is a registered bank holding company organized and existing under the laws of the State of Arkansas. Bancshares has authorized capital stock consisting of 24,000,000 shares of common stock, par value $1.00 per share ("Bancshares Common Stock") and 500,000 shares of preferred stock, $1.00 par value, of which 9,851,892 shares of Bancshares Common Stock are issued and outstanding as of September 18, 1997 and no shares of preferred stock are outstanding.

         Interim Bank is a banking corporation to be duly organized under the laws of Louisiana as a wholly-owned subsidiary of Bancshares solely in order to effectuate the Merger. Interim Bank will conduct no business operations and will be merged out of existence in the Merger shortly after its formation.

         There are no outstanding securities or obligations which are convertible into shares of stock or options, warrants, rights, calls or any other commitments of any nature relating to the unissued shares of Bancshares Common Stock or Interim Bank Common Stock, except for non-statutory options for 52,723 shares of Bancshares Common Stock all of which options are held by the President of Bancshares.
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         Bank is a banking corporation duly organized and existing under the laws of Louisiana and has authorized capital stock consisting of 1,000,000 shares of common stock, par value $5.00 per share ("Bank Common Stock"), of which 386,496 shares are issued and outstanding on the date hereof.

         There are no outstanding securities or obligations which are convertible into shares of stock or options, warrants, rights, calls or any other commitments by any nature relating to the unissued shares of Bank Common Stock, except for qualified options and non-statutory options (collectively, the "Options") for (in the aggregate) 187,189 shares of Bank Common Stock which such options are held in varying amounts by the Bank Optionholders. Such Options were granted prior to the negotiation of and date of the Agreement and there is no increase in the vesting of such Options as a result of the Agreement or Merger.

         Pursuant to the Merger Agreement at the Effective Date of the Merger, the following transactions will be consummated:

         1. Interim Bank shall merge with and into Bank whereby (a) each one share of $5.00 par value Bank Common Stock issued and outstanding other than shares whose holders have perfected their rights to dissent to the Merger, shall be converted into and exchanged for shares of newly issued $1.00 par value Bancshares Common Stock in the manner determined under Section 2.01(j) of the Agreement, and (b) each Option shall be cancelled and in lieu thereof newly issued shares of $1.00 par value Bancshares Common Stock shall be distributed to the Optionholders in the manner determined under Section 2.01(i) of the Agreement. Bank shall survive the Merger and the Bank Shareholders and Bank Optionholders shall become shareholders of Bancshares. No fractional shares of Bancshares Common Stock shall be issued. The former Bank Shareholders and Bank Optionholders entitled to fractional shares of Bancshares Common Stock shall be paid cash by Bancshares for such fractional shares, the value of which shall be computed by multiplying the fraction thereof by the average sales price per share of Bancshares Common Stock for all trades occurring on NASDAQ during the period of ten (10) trading days on which one or more trades take place and which ends immediately prior to the second trading day preceding the Closing Date ("Pricing Average").

         2. The Merger is subject to various conditions including, among others, that the Merger be approved by the holders of two-thirds of the Bank Common Stock entitled to vote at the Bank Special Meeting, that the Merger be approved by the holders of two-thirds of the Bancshares Common Stock at a special meeting of Bancshares's shareholders, that the Merger be approved by all applicable regulatory authorities and that no more than 10% of the Bank Common Stock outstanding will be surrendered for cash by dissenters.

         This opinion is conditioned on the following assumptions and representations being made by the management of Bancshares, Interim Bank and/or Bank in connection with the transaction at or before the Effective Date:

         1. The Merger shall be consummated pursuant to and in accordance with the Agreement.

         2. The fair market value of newly issued $1.00 par value Bancshares Common Stock to be received by Bank shareholders will be, in each instance, approximately equal to the fair market value of the Bank Common Stock to be surrendered in exchange therefor.

         3. After consummation of the Merger transaction, Bank will continue its historical business in a substantially unchanged manner.

         4. Without conducting any investigation, the management of Bank knows of no plan or intention by the shareholders of Bank to sell or otherwise dispose of the shares of Bancshares Common Stock to be received in the Merger transaction other than the shares of stock surrendered by dissenters for cash or shares of stock surrendered for cash in lieu of fractional shares of Bancshares. The management of Bank is not aware of any transfers of Bank stock by any holders thereof prior to the Merger which were made in contemplation of the Merger.

         5. After the consummation of the Merger, Bank will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bank immediately prior to the Effective Date of the Merger. For purposes of this representation, amounts paid by Bank to dissenters prior to and including the
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Effective Date (if any), amounts paid by Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and other distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

         6. Prior to the transaction, Bancshares will be in control of Interim Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC").

         7. Following the transaction, Bank will not issue additional shares of its stock that would result in Bancshares losing control of Bank within the meaning of Section 368(c) of the Code.

         8. Bancshares has no plan or intention to reacquire any of its stock issued in the transaction.

         9. Bank shareholders who perfect their rights to dissent from the Merger in accordance with Section 6:376 of the LRS shall be paid the value for shares of Bank Common Stock. The value to be paid shall be determined in accordance with Section 6:376 of the LRS.

         10. Bancshares has no plan or intention to liquidate Bank, to merge Bank with and into another bank or corporation, to sell or otherwise dispose of the stock of Bank or to cause Bank to sell or otherwise dispose of any of the assets of Bank, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         11. The assumption by Bank of the liabilities of Interim Bank, if any, pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Interim Bank to Bank pursuant to the Merger.

         12. Following the transaction, Bank will continue the historic business of Bank or use a significant portion of Bank's historic business assets in its business.

         13. Each Party to the Merger Agreement will pay its own expenses incurred in connection with the Merger including the cost of soliciting proxies for the Bank Special Meeting and printing costs and expenses incurred in connection with the Proxy Statement/Prospectus and the associated Registration Statement of which the Proxy Statement/Prospectus forms a part. In the event that the Merger is terminated by either Bancshares or Bank for specific circumstances set forth in the Merger Agreement, each party will pay its own costs, fees and expenses incident to the actions required by the contemplated Merger.

         14. There is no intercorporate indebtedness existing between Bancshares and Bank or between Interim Bank and Bank that was issued, acquired, or will be settled at a discount.

         15. No parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         16. Neither Bank, Bancshares nor Interim Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

         17. The fair market value of the assets of Interim Bank transferred to Bank will equal or exceed the sum of the liabilities of Interim Bank, if any, assumed by Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

         18.     No stock of Bank will be issued in the transaction.

         19. None of the compensation received by any shareholder-employee of Bank will be separate consideration for, or allocable to, any of his or her shares of Bank Common Stock; none of the shares of Bancshares Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement, consulting agreement or similar arrangement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.
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         20.     The payment of cash in lieu of fractional shares of Bancshares
Common Stock was not separately bargained for consideration and is being made solely for the purpose of saving Bancshares the expense and inconvenience of issuing fractional shares.

         21. Bancshares and Interim Bank have not owned during the past five years, any shares of the stock of Bank.

         Based solely on the information submitted and on the representations set forth above, it is held as follows:

         1. Provided that the proposed Merger of Interim Bank with and into Bank qualifies as a merger under Louisiana law and since (a) after the transaction, Bank will hold substantially all of its assets and substantially all of the assets of Interim Bank and (b) in the transaction, Bank Shareholders will exchange an amount of stock constituting control of Bank for Bancshares voting stock, the proposed Merger will constitute a reorganization within the meaning of IRC Sections 368(a)(1)(A) and 368(a)(2)(e). For purposes of this opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Interim Bank and Bank held immediately prior to the proposed transaction.
Bank, Interim Bank and Bancshares will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by Interim upon the transfer of substantially all of its assets to Bank in exchange for Bank Common Stock and the assumption of its liabilities, if any, by Bank (IRC Sections 361(a) and 357(a)).

         3. No gain or loss will be recognized by Bank upon the receipt of substantially all of the assets of Interim Bank in exchange for Bank Common Stock (IRC Section 1032(a)).

         4. No gain or loss will be recognized by Bancshares upon the receipt of Bank Common Stock in exchange for Interim Bank stock (IRC Section 354(a)(1)).

         5. The tax basis of the assets of Interim Bank acquired by Bank will be the same in the hands of Bank as the tax basis of such assets in the hands of Interim Bank immediately prior to the exchange (IRC Section 362(b)).

         6. The holding period of the assets of Interim Bank received by Bank will, in each instance, include the period for which such assets were held by Interim Bank (IRC Section 1223(2)).

         7. No gain or loss will be recognized to Bank Shareholders upon the exchange of Bank Common Stock solely for Bancshares Common Stock (IRC
Section  354(a)(1)).

         8. The tax basis of the Bancshares Common Stock received by Bank Shareholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefor (IRC Section 358(a)(1)).

         9. The holding period of the Bancshares Common Stock received by Bank Shareholders will include the period during which Bank Common Stock surrendered therefor was held, provided the Bank Common Stock is a capital asset in the hands of Bank Shareholders on the date of the exchange (IRC
Section  1223(1)).

         10. The payment of cash to Bank Shareholders in lieu of fractional share interests of Bancshares Common Stock will be treated as if fractional shares were distributed as part of the Merger and then redeemed by Bancshares in payment of and in exchange for the shareholders' Bancshares stock as provided for in IRC Sections 302 or 301, depending on the attribution rules of IRC Section 318. Assuming a shareholder's stock is a capital asset, a shareholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted basis in the fractional share interest.

         No opinion is expressed about the tax treatment of the Merger transaction under other provisions of the Code and regulations or about the federal income tax or state income tax treatment of any conditions existing at the time of, or other tax consequences resulting from the Merger transaction, that are not specifically covered above. In addition, no opinion is expressed with regard to the issuance of the Bancshares Common Stock to the Bank Optionholders as provided for in the Agreement.
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         This opinion is addressed only to you and concerns only the transaction described above.  This opinion may be relied upon only by you.

         We consent to the inclusion of this opinion in the Registration Statement of First United Bancshares, Inc. relating to the Merger and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement which is part of the Registration Statement.

Very truly yours,

GERRISH & McCREARY, P.C.